Exhibit 4.4.2

[FACE OF NOTE]

FORM OF REGULATION S RESTRICTED GLOBAL NOTE

Kansas City Southern de México, S.A. de C.V.

2.35% Senior Notes due 2020

[CUSIP] [                    ]

[                    ]

[CINS] [                    ]

[ISIN] [                    ]

U.S.$275,000,000

Kansas City Southern de México, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico (the “Company,” which term includes any successor under the Indenture hereinafter referred to), for value received, promises to pay to Cede & Co., or its registered assigns, the principal sum of TWO HUNDRED SEVENTY-FIVE MILLION DOLLARS or such greater or lesser amount set forth on the Schedule of Exchange of Interests in the Global Note attached hereto on May 15, 2020.

Interest Payment Dates: May 15 and November 15.

Regular Record Dates: May 1 and November 1.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officers.

Date: , 2013	Kansas City Southern de México, S.A. de C.V.

By:
Name:
Title:

By:
Name:
Title:

Trustee’s Certificate of Authentication

This is one of the 2.35% Senior Notes described in the within-mentioned Indenture.

U.S. Bank National Association, as Trustee

By:
Name:
Title:

[REVERSE SIDE OF NOTE]

Kansas City Southern de México, S.A. de C.V.

2.35% Senior Notes

1.	Principal and Interest.

The Company will pay the principal of this Note on May 15, 2020.

The Company promises to pay interest on the principal amount of this Note on each Interest Payment Date at the rate of 2.35% per annum.

Interest will be payable semiannually (to the holders of record of the Notes at the close of business on May 1 or November 1 immediately preceding the Interest Payment Date) on each Interest Payment Date, commencing November 15, 2013.

Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, the date of issuance; provided that, if there is no existing default in the payment of interest and this Note is authenticated between a Regular Record Date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such Interest Payment Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

The Company shall pay interest on overdue principal and premium, if any, and interest on overdue installments of interest, to the extent lawful, at the rate per annum borne by the Notes to the extent lawful and in accordance with the terms of the Indenture.

2.	Method of Payment.

The Company will pay principal as provided above and interest (except defaulted interest) on the principal amount of the Notes as provided above on each Interest Payment Date to the persons who are Holders (as reflected in the Note Register at the close of business on May 1 and November 1 immediately preceding the Interest Payment Date), in each case, even if the Note is cancelled on registration of transfer or registration of exchange after such record date; provided that, with respect to the payment of principal, the Company will not make payment to the Holder unless this Note is surrendered to a Paying Agent.

The Company will pay principal, premium, if any, and, as provided above, interest (and Additional Amounts, if any) in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Company may pay principal, premium, if any, and interest by its check payable in such money. The Company may mail an interest check to a Holder’s registered address (as reflected in the Note Register). If a payment date is a date other than a Business Day at a place of payment, payment may be made at that place on the next succeeding day that is a Business Day and no interest shall accrue for the intervening period.

3.	Paying Agent and Registrar.

Initially, the Trustee will act as authenticating agent, Paying Agent in New York and Registrar. The Company may appoint or change any authenticating agent, Paying Agent or Registrar without notice. The Company, any Subsidiary of the Company or any Affiliate of any of them may act as Paying Agent, Registrar or co-Registrar.

4.	Indenture; Limitations.

The Company issued the Notes under an Indenture dated as of May 3, 2013 (the “Indenture”), between the Company and the U.S. Bank National Association, as trustee (the “Trustee”) and as paying agent (“Paying Agent”). Capitalized terms herein are used as defined in the Indenture unless otherwise indicated. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture shall control. The Notes are general unsecured obligations of the Company.

5.	Optional Redemption.

Prior to April15, 2020, the Notes will be redeemable in whole or in part at any time and from time to time, at the Company’s option, at a Redemption Price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the then-current Treasury Rate, plus 20 basis points, plus accrued interest and any Additional Amounts to but excluding the Redemption Date.

On or after April 15, 2020, the Notes will be redeemable in whole or in part at any time and from time to time, at the Company’s option, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed plus accrued interest and any Additional Amounts to but excluding the Redemption Date.

Upon completion of the Exchange Offer, the Company may redeem Notes which are not exchanged in the Exchange Offer in an amount up to 2.0% of the original aggregate principal amount of the Notes issued at a Redemption Price of 100% of their principal amount plus accrued interest and any Additional Amounts to but excluding the Redemption Date.

6.	Redemption for Change in Withholding Taxes.

(a) The Notes will be subject to redemption, in whole but not in part, at the Company’s option at any time at a Redemption Price of 100% of their principal amount, plus accrued interest and Additional Amounts owing thereon, if any, to but excluding the Redemption Date, in the event the Company becomes or would become obligated to pay, on the next date on which any amount would be payable with respect to such Notes, any Additional Amounts in excess of those attributable to a withholding tax rate of 4.9% as a result of a change in or amendment to the laws (including any regulations or general rules promulgated thereunder) of Mexico (or any political subdivision or taxing authority thereof or therein), or any change in or amendment to any official position regarding the application, administration or interpretation of such laws, regulations or general rules, including a holding of a court of competent jurisdiction, which change or amendment is announced or becomes effective on or after April 24, 2013. The Company shall not, however, have the right to redeem Notes from a Holder pursuant to this Section 6 except to the extent that it is obligated to pay Additional Amounts to such Holder that are greater than the Additional Amounts that would be payable based on a Mexican withholding tax rate of 4.9%.

(b) Prior to the giving of any notice of redemption for taxation reasons as described in clause (a) of this Section 6, the Company will deliver to the Trustee:

(i) an Officer’s Certificate stating that the Company is entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to the Company’s right of redemption for taxation reasons have occurred; and

(ii) an Opinion of Counsel of recognized standing to the effect that the Company has or will become obligated to pay such Additional Amounts as a result of such change or amendment.

Any such notice, after it is delivered to the Trustee, will be irrevocable.

7.	Partial Redemption.

If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, pro rata, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided that no Notes of U.S.$2,000 in principal amount or less shall be redeemed in part.

8.	Notice of Redemption.

Notice of any redemption pursuant to Section 5 or 6 hereof will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at his or her last address as it appears in the Note Register. Notes in original denominations larger than U.S.$2,000 may be redeemed in part. On and after the Redemption Date, interest ceases to accrue and the principal amount shall remain constant (using the principal amount as of the Redemption Date) on Notes or portions of Notes called for redemption, unless the Company defaults in the payment of the Redemption Price.

9.	Repurchase upon Change of Control Repurchase Event.

Upon the occurrence of any Change of Control Repurchase Event, each Holder shall have the right to require the repurchase of its Notes by the Company in cash pursuant to the offer described in the Indenture at a purchase price equal to 101% of the principal amount thereof on the date of repurchase plus accrued interest, if any, and any Additional Amounts to, but excluding, the date of repurchase.

A notice of such Change of Control Repurchase Event will be mailed within 30 days after any Change of Control Repurchase Event occurs or, at the Company’s option, prior to the Change of Control, but after public announcement of such Change of Control, to each Holder of the Notes with a copy to the Trustee. Notes in original denominations larger than U.S.$2,000 may be sold to the Company in part. On and after the Change of Control Payment Date, interest ceases to accrue on Notes or portions of Notes surrendered for purchase by the Company, unless the Company defaults in the payment of the repurchase price.

10.	Denominations; Transfer; Exchange.

The Notes are in registered form without coupons in minimum denominations of U.S.$2,000 of principal amount and multiples of U.S.$1,000 in excess thereof. A Holder may register the transfer or exchange of Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer or exchange of any Notes selected for redemption. Also, it need not register the transfer or exchange of any Notes for a period of 15 days before a selection of Notes to be redeemed is made.

11.	Persons Deemed Owners.

A Holder shall be treated as the owner of a Note for all purposes.

12.	Unclaimed Money.

If money for the payment of principal, premium, if any, or interest remains unclaimed for two years, the Trustee and the Paying Agent will pay the money back to the Company at its request. After that, Holders entitled to the money must look to the Company for payment, unless an abandoned property law designates another Person, and all liability of the Trustee and such Paying Agent with respect to such money shall cease.

13.	Discharge Prior to Redemption or Maturity.

The Company’s obligations pursuant to the Indenture will be discharged, except for obligations pursuant to certain sections thereof, subject to the terms of the Indenture, upon the payment of all the Notes or upon the irrevocable deposit with the Trustee of U.S. dollars or Government Securities sufficient to pay when due principal of and interest on the Notes to maturity or redemption, as the case may be.

14.	Amendment; Supplement; Waiver.

Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, and any existing default or compliance with any provision may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Without notice to or the consent of any Holder, the parties thereto may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, omission, mistake, defect or inconsistency and make any change that does not adversely affect the legal rights of any Holder.

15.	Restrictive Covenants.

The Indenture imposes certain limitations on the ability of the Company, among other things, to create or permit any lien or merge, consolidate or transfer substantially all of its assets. Within 90 days after the end of each fiscal year, the Company must report to the Trustee on compliance with such limitations.

16.	Successor Persons.

When a successor person or other entity assumes all the obligations of its predecessor under the Notes and the Indenture in accordance with the terms of the Indenture, the predecessor person will be released from those obligations.

17.	Defaults and Remedies.

The following events constitute “Events of Default” under the Indenture: (a) default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise; (b) default in the payment of interest or Additional Amounts on any Note when the same becomes due and payable and such default continues for a period of 30 days; (c) the Company defaults in the performance of or breaches any other covenant or agreement of the Company in the Indenture or under this Note (other than a default specified in clause (a) or (b) above), and such default or breach continues for a period of 90 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes; (d) a court having jurisdiction in the premises enters a decree or order for (i) relief in respect of the Company or any of its Significant Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) appointment of a receiver, liquidator, assignee, síndico, custodian, trustee, sequestrator or similar official for the Company any of its Significant Subsidiaries or for all or substantially all of the Company’s property and assets or those of its Significant Subsidiaries or (iii) the winding-up or liquidation of the Company’s affairs or the affairs of any of its Significant Subsidiaries and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days; (e) the Company or any of its Significant Subsidiaries (i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law; (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, síndico, custodian, trustee, sequestrator or similar official for the Company or any of its Significant Subsidiaries or for all or substantially all of the Company’s property and assets of those of any of its Significant Subsidiaries or (iii) effects any general assignment for the benefit of creditors; and (f) (i) the Concession Title shall cease to grant to the Company the rights provided therein as of the date hereof and such cessation has had a material adverse effect on the Company and its Subsidiaries taken as a whole, (ii) (x) the Concession Title shall for any reason be terminated and not reinstated within 30 days or (y) rights provided therein which were originally exclusive to the Company shall become nonexclusive and the cessation of such exclusivity has had a material adverse effect on the Company and its Subsidiaries taken as a whole, or (iii) the operations of the Northeast Rail Lines shall be commandeered or repossessed (a requisa) for a period of 90 days or more.

If an Event of Default occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, or premium, if any, and accrued interest on the Notes to be immediately due and payable.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of at least a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power.

18.	Additional Amounts.

Any payments by the Company under or with respect to the Notes may require the payment of Additional Amounts as may become payable under Section 4.08 of the Indenture.

19.	Trustee Dealings with Company.

The Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from and perform services for the Company or its Affiliates and may otherwise deal with the Company or its Affiliates as if it were not the Trustee.

20.	No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees.

No recourse for the payment of the principal of, premium, if any, or interest on any of the Notes issued under the Indenture or for any claim based on the Indenture or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or in any of the Notes or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability.

21.	Authentication.

This Note shall not be valid until the Trustee or authenticating agent signs the certificate of authentication on the other side of this Note.

22.	Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A (= Uniform Gifts to Minors Act).

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to Kansas City Southern de México, S.A. de C.V., c/o Kansas City Southern, 427 West 12th Street, Kansas City, MO 64105, Attention: Treasurer.

[FORM OF TRANSFER NOTICE]

FOR VALUE RECEIVED the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

Please print or typewrite name and address including zip code of assignee the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer said Note on the books of the Company with full power of substitution in the premises.

[THE FOLLOWING PROVISION TO BE INCLUDED

ON ALL NOTES OTHER THAN EXCHANGE NOTES,

REGULATION S PERMANENT GLOBAL NOTES AND

REGULATION S PHYSICAL NOTES]

In connection with any transfer of this Note occurring prior to the date which is the earlier of (i) the date of an effective registration statement or (ii) the end of the period referred to in Rule 144 under the Securities Act, the undersigned confirms that without utilizing any general solicitation or general advertising:

[Check One]

☐ (a)	this Note is being transferred in compliance with the exemption from registration under the Securities Act of 1933, as amended, provided by Rule 144A thereunder.

or

☐ (b)	this Note is being transferred other than in accordance with (a) above and documents are being furnished which comply with the conditions of transfer set forth in this Note and the Indenture.

If none of the foregoing boxes is checked, the Trustee or other Registrar shall not be obligated to register this Note in the name of any Person other than the Holder hereof unless and until the conditions to any such transfer of registration set forth herein and in Section 2.08 of the Indenture shall have been satisfied.

Date:
NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within-mentioned instrument in every particular, without alteration or any change whatsoever.

TO BE COMPLETED BY PURCHASER IF (a) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Date:
NOTICE: To be executed by an executive officer

OPTION OF HOLDER TO ELECT PURCHASE

If you wish to have this Note purchased by the Company pursuant to Section 4.04 of the Indenture, check the Box:  ☐

If you wish to have a portion of this Note purchased by the Company pursuant to Section 4.04 of the Indenture, state the amount: U.S.$

Date:

Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The initial outstanding principal amount of this Global Note is U.S.$         . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Certificated Note, or exchanges of a part of another Global or Certificated Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Custodian